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Exhibit 7

U.S. Bank National Association
Statement of Financial Condition
As of 3/31/2004

($000's)

3/31/2004
Assets
Cash and Due From Depository Institutions	$7,180,778
Federal Reserve Stock	0
Securities	45,038,794
Federal Funds	2,593,702
Loans & Lease Financing Receivables	116,474,594
Fixed Assets	1,789,213
Intangible Assets	10,532,022
Other Assets	7,996,466

Total Assets	$191,605,569
Liabilities
Deposits	$126,605,087
Fed Funds	5,698,785
Treasury Demand Notes	3,981,328
Trading Liabilities	252,912
Other Borrowed Money	23,295,560
Acceptances	148,067
Subordinated Notes and Debentures	5,807,310
Other Liabilities	5,587,914

Total Liabilities	$171,376,963
Equity
Minority Interest in Subsidiaries	$1,005,645
Common and Preferred Stock	18,200
Surplus	11,677,397
Undivided Profits	7,527,364

Total Equity Capital	$20,228,606
Total Liabilities and Equity Capital	$191,605,569

        To the best of the undersigned's determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association
By:	/s/ FRANK P. LESLIE III Vice President

Date: May 25, 2004

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U.S. Bank National Association Statement of Financial Condition As of 3/31/2004